UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2016 (May 26, 2016)

WESCO International, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-14989

Delaware	25-1723342
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219	(412) 454-2200
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 26, 2016, WESCO International, Inc. (“WESCO International”) held its Annual Meeting of Stockholders. The following proposals were submitted by the Board of Directors to a vote of the stockholders and the voting tabulations for each matter are as follows:

Proposal 1 – Election of five Director Nominees

The following five Directors were nominated to serve for a one-year term expiring at the Annual Meeting of Stockholders to be held in 2017 or until their successors are otherwise duly elected and qualified. The five Directors were elected as Directors of WESCO International and the final results of the voting on the proposal were as follows:

Nominee	For	Withheld	Broker Non-Votes
Sandra Beach Lin	36,849,946	1,495,915	1,291,823
John J. Engel	38,010,971	334,890	1,291,823
James J. O’Brien	38,175,144	170,717	1,291,823
Steven A. Raymund	38,181,560	164,301	1,291,823
Lynn M. Utter	38,189,870	155,991	1,291,823

Proposal 2 – Advisory Approval of the Company’s Executive Compensation

The stockholders approved, on an advisory (non-binding) basis, the compensation of certain executive officers. There were 32,956,403 votes, or 88% of the total number of votes cast, for this proposal with 4,691,155 votes against it. There were 698,303 abstentions and 1,291,823 broker non-votes.

Proposal 3 – Ratification of the appointment of PricewaterhouseCoopers LLP as WESCO International’s independent registered public accounting firm for the year ending December 31, 2016

The stockholders ratified the appointment of PricewaterhouseCoopers LLP as WESCO International’s independent public accounting firm for the year ending December 31, 2016. There were 39,376,675 votes, or 99% of the total number of votes cast, for this proposal with 257,625 votes against it. There were 3,384 abstentions and no broker non-votes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WESCO INTERNATIONAL, INC.
By: /s/ Kenneth S. Parks
Kenneth S. Parks
Senior Vice President and Chief Financial Officer

Dated: May 27, 2016